Exhibit 10.3

STOCK APPRECIATION RIGHT

AGREEMENT

This STOCK APPRECIATION RIGHT AGREEMENT (this "Agreement"), effective as of October 12, 2010, is made by and between CRAFT BREWERS ALLIANCE, INC., a Washington corporation ("Corporation"), and ANDREW J. THOMAS, an independent contractor ("Contractor"):

RECITALS

A.           Corporation and Contractor are parties to a Consulting Agreement dated May 1, 2010.

B.           Corporation wishes to offer certain incentive compensation to Contractor to compensate Contractor for his efforts in increasing Corporation's stock price.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants in this Agreement and other good and valuable consideration, receipt of which is acknowledged, the parties agree as follows:

1.           DEFINITIONS

1.1           "Board" means the Board of Directors of Corporation.

1.2           "Code" means the Internal Revenue Code of 1986, as amended.

1.3           "Committee" means Compensation Committee of the Board, or such other committee designated by the Board to oversee this Agreement.

1.4           "Common Stock" means the common stock, par value $0.005 per share of Corporation.

1.5           "Date of Grant" means October 12, 2010, the date on which Corporation took appropriate action expressly granting the SAR Award to Contractor.

1.6           "Exchange Act" means the Securities Exchange Act of 1934, as amended and in effect from time to time, or any successor statute.

1.7           "Fair Market Value" means, on any given day, the fair market value per share of the Common Stock determined as follows:

(a)           If the Common Stock is admitted to trading on an established securities exchange, the closing sale price of Common Stock as reported for such day by the principal exchange on which Common Stock is traded or, if Common Stock was not traded on such day, on the next preceding day on which Common Stock was traded;

(b)           If trading activity in Common Stock is reported on the OTC Bulletin Board, the average of the closing bid and asked prices for such day as reported on the OTC Bulletin Board or, if there are no such quotes for Common Stock for such day, on the next preceding day for which bid and asked price quotes for Common Stock were reported on the OTC Bulletin Board; or

(c)           If there is no market for Common Stock or if trading activities for Common Stock are not reported in one of the manners described above, the fair market value will be as determined by the Committee.

1.8           "Grant Price" is $6.50, which is the Fair Market Value of one share of Common Stock on the Date of Grant.

1.9           "SAR Award" means the right to receive the SAR Value from Corporation.

1.10         "SAR Value" means an amount equal to the excess, if any, of the Settlement Price over the Grant Price, multiplied by the number of SARs with respect to which the SAR Award is being settled.

1.11         "Securities Act" means the Securities Act of 1933, as amended.

1.12         "Settlement Price" is the Fair Market Value of one share of Common Stock on the Settlement Date.

1.13         "Stock Appreciation Right" or "SAR" means a measurement unit corresponding to one share of Common Stock used for purposes of measuring the benefits payable to Contractor under this Agreement.

2.           SECTION 409A

2.1           Exemption from Section 409A  Awards granted under this Agreement are intended to be exempt from Section 409A of the Code ("Code Section 409A"), and ambiguous provisions, if any, shall be construed in a manner that causes each Award to be exempt from Code Section 409A.

3.           GRANT OF STOCK APPRECIATION RIGHT

3.1           Grant of Stock Appreciation Right  In consideration of Contractor's agreement to provide certain consulting services to Corporation and for other good and valuable consideration, Corporation grants to Contractor a SAR Award covering 10,000 SARs as of the Date of Grant upon the terms and conditions set forth in this Agreement.

4.           PERIOD OF EXERCISABILITY

4.1           Commencement of Exercisability  The SAR Award is exercisable immediately on the Date of Grant.

4.2           Expiration of SAR Award  The SAR Award may not be exercised to any extent by anyone after the expiration of three years from the Date of Grant.

5.           SETTLEMENT OF STOCK APPRECIATION RIGHT

5.1           Settlement  The SAR Award may be exercised in whole at any time prior to the time when the SAR Award becomes unexercisable under Section 4.2.  In no event may the SAR Award be partially exercised or settled.

5.2           Method of Settlement  The SAR Award will be settled by delivery to Corporation of a settlement notice stating the election to settle the SAR Award (the "Settlement Notice").  The SAR Award will be deemed to be exercised upon the date of receipt by Corporation of a fully executed Settlement Notice (the "Settlement Date"), provided that such date is prior to the date the SAR Award expires pursuant to Section 4.2, and the SAR Award will be settled in cash by payment of the SAR Value within 30 days from the Settlement Date.  Notwithstanding the foregoing, if Contractor dies before the Settlement Date, the SAR Award will be deemed to be exercised on the date of Contractor's death, provided that such date is prior to the date the SAR Award expires pursuant to Section 4.2, and the SAR Award will be settled in cash within 30 days from the date Corporation receives written notice of Contractor's death.

6.           ADJUSTMENTS ON CHANGES IN CAPITALIZATION

6.1           Agreement Does Not Restrict Corporation  The existence of this Agreement will not affect or restrict in any way the right or power of the Board or the shareholders of Corporation to make or authorize any adjustment, recapitalization, reorganization, or other change in Corporation's capital structure or its business, any merger or consolidation of Corporation, any issue of bonds, debentures, preferred or prior preference shares ahead of or affecting Corporation's Common Stock, the dissolution or liquidation of Corporation, or any sale or transfer of any part of its assets or business, or any other corporate act or proceeding.

6.2           Adjustment to or Cancellation of the SAR Award  Neither (i) the issuance of additional shares of stock of Corporation in exchange for adequate consideration (including services), nor (ii) the conversion of outstanding preferred shares of Corporation into Common Stock, will be deemed to require an adjustment in the SARs covered by the SAR Award or in the purchase price of SARs subject to the SAR Award.  In the event of any change in capitalization affecting the Common Stock, such as a distribution, split, recapitalization, merger, consolidation, split-up, spin-off, combination or exchange of shares, or other form of reorganization, or any other change affecting the Common Stock, such proportionate adjustments, if any, as the Committee, in its sole discretion, may deem appropriate to reflect such changes will be made with respect to the aggregate number of SARs granted under the Agreement and the Grant Price.  The Committee may also make such adjustments in the number of SARs covered by and the Grant Price of the SARs in the event of a spin-off or other distribution (other than normal cash distributions) of Corporation assets to shareholders.  In the event the Committee determines that an event will occur affecting Corporation such that an adjustment to the SARs should be made but that it is not practical or feasible to make such an adjustment, the Committee will give notice to Contractor, whereupon Contractor will have the right for a period of 15 days following the notice to exercise the SAR Award in full.  Upon the expiration of this 15-day period, the SAR Award will expire.

7.           OTHER PROVISIONS

7.1           Conformity to Securities Laws  Contractor acknowledges that the Agreement is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder.  To the extent permitted by applicable law, this Agreement will be deemed amended to the extent necessary to conform to such laws, rules and regulations.

7.2           Construction  This Agreement will be administered, interpreted and enforced under the internal laws of the State of Oregon without regard to conflicts of laws thereof.

7.3           Nonassignability of Benefits  The SAR Award and the right to receive payment of the SAR Value may not be sold, transferred, anticipated, assigned, pledged, hypothecated, seized by legal process, subjected to claims of creditors in any way, or otherwise disposed of, except as explicitly set forth in this Agreement.

7.4           Notices  Any notice to be given under the terms of this Agreement to Corporation must be addressed to Corporation in care of its Secretary, and any notice to be given to Contractor will be addressed to him at the address given beneath his signature.  By a notice given pursuant to this Section 7.4, either party may designate a different address for notices to be given.  Any notice which is required to be given to Contractor will, if Contractor is then deceased, be given to Contractor's personal representative if such representative has previously informed Corporation of his status and address by written notice under this Section 7.4.  Any notice will be deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as pursuant to this Section and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

7.5           Tax Withholding  Contractor is responsible for all withholding related to payment of the SAR Value pursuant to this Agreement, and Contractor will comply with all reporting, payment, and withholding obligations arising from payment of the SAR Value.  Notwithstanding the foregoing, in the event that a determination is made that Corporation is responsible for such withholding obligations, Corporation will comply with all reporting, payment, and withholding obligations arising from payment of the SAR Value.

7.6           Titles  Titles are provided in this Agreement for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

7.7           Unfunded Obligation  Corporation will not be required to segregate any assets that may at any time be represented by SAR Value.  Any liability of Corporation to any person with respect to any SAR Award under this Agreement will be based solely upon any contractual obligations that may be effected pursuant to this Agreement.  No such obligation of Corporation will be deemed to be secured by any pledge of, or other encumbrance on, any property of Corporation.

CRAFT BREWERS ALLIANCE, INC.

	By:	/s/Terry E. Michaelson
	Name:	Terry E. Michaelson
	Title:	CEO

/s/Andrew J. Thomas
Andrew J. Thomas